UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 13, 2009

CLST Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22972	75-2479727
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

17304 Preston Road, Suite 420

Dallas, Texas, 75252

(Address of principal executive offices including Zip Code)

(972) 267-0500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective February 13, 2009, we, through CLST Asset III, LLC (the “Subsidiary”), a newly formed, wholly owned subsidiary of CLST Financo, Inc. (“Financo”), which is one of our direct, wholly owned subsidiaries, purchased certain receivables, installment sales contracts and related assets owned by Fair Finance Company, an Ohio corporation (“Fair”), James F. Cochran, Chairman and Director of Fair, and by Timothy S. Durham, Chief Executive Officer and Director of Fair and an officer, director and stockholder of our company (the “Purchase Agreement”).  Messrs. Durham and Cochran own all of the outstanding equity of Fair.  In return for assets acquired under the Purchase Agreement, the Subsidiary paid the sellers total consideration of $3,594,354 as follows:

(1)             cash in the amount of $1,797,178.00 of which $1,417,737 was paid to Fair, $325,440 was paid to Mr. Durham and $54,000 was paid to Mr. Cochran,

(2)             2,496,077 newly issued shares of our common stock, par value $.01 per share (“Common Stock”) at a price of $0.36 per share, of which 1,969,077 shares of Common Stock were issued to Fair, 452,000 shares of Common Stock were issued to Mr. Durham and 75,000 shares of Common Stock were issued to Mr. Cochran and

(3)             six promissory notes (the “Notes”) issued by the Subsidiary in an aggregate original stated principal amount of $898,588.00, of which two promissory notes in an aggregate original principal amount of $708,868 were issued to Fair, two promissory notes in an aggregate original principal amount of $162,720 were issued to Mr. Durham and two promissory notes in an aggregate original principal amount of $27,000 were issued to Mr. Cochran.

We received a fairness opinion of Business Valuation Advisors (“BVA”) stating that BVA is of the opinion that the consideration paid by us pursuant to the Purchase Agreement is fair, from a financial point of view, to our nonaffiliated stockholders.  A copy of the fairness opinion has been attached to this Current Report on Form 8-K as Exhibit 10.8.  The shares of Common Stock were issued by us in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.  As additional inducement for the Subsidiary to enter into the Purchase Agreement, Fair agreed to use its best efforts to facilitate negotiations to add the Subsidiary or one of its affiliates as a co-borrower under one of Fair’s existing lines of credit with access to at least $15,000,000.00 of credit for our own purposes.

Substantially all of the assets acquired by the Subsidiary are in one of two portfolios. Portfolio A is a mixed pool of receivables from several asset classes, including health and fitness club memberships, membership resort memberships, receivables associated with campgrounds and timeshares, in-home food sales and services, buyers clubs, delivered products and home improvement and tuitions.  Portfolio B is made up entirely of receivables related to the sale of tanning bed products.  At least initially, Fair will continue to act as servicer for these receivables.  Fair will receive no additional consideration for acting as servicer.

As of February 13, 2009, the portfolios of receivables acquired pursuant to the Purchase Agreement collectively consisted of approximately 3,000 accounts with an aggregate outstanding balance of approximately $3,709,500 and an average outstanding balance per account of approximately $1,015 for Portfolio A and approximately $5,740 for Portfolio B.  As of February 13, 2009, the weighted average interest rate of the portfolios exceeded 18%.  The sellers are required to repurchase any accounts, for the outstanding balance (at the time of repurchase) of such account plus interest accrued thereon, that do not satisfy certain specified eligibility requirements set out in the Purchase Agreement.  Additionally, each of the sellers is required to jointly and severally pay the Subsidiary, up to the aggregate stated principal amount of the Notes issued to such seller, the outstanding balance of any receivable that becomes a defaulted receivable within the parameters of the Purchase Agreement.

The Notes issued by the Subsidiary in favor of the sellers are full-recourse with respect to the Subsidiary and are unsecured.  The three Notes relating to Portfolio A (the “Portfolio A Notes”) are payable in 11 quarterly installments, each consisting of equal principal payments, plus all interest accrued through such payment date at a rate of 4.0% plus the LIBOR Rate (as defined in the Portfolio A Notes).  The three Notes relating to Portfolio B (the “Portfolio B Notes”) are payable in 21 quarterly installments, each consisting of equal principal payments, plus all interest accrued through such payment date at a rate of 4.0% plus the LIBOR Rate (as defined in the Portfolio B Notes).

The foregoing description of the Purchase Agreement, the Portfolio A Notes and the Portfolio B Notes is not complete and is qualified in its entirety by reference to the full text of the agreements (or forms thereof, as applicable) which are attached to this Current Report on Form 8-K as Exhibits 10.1-10.8, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information set forth under Item 1.01 of this Current Report on Form 8-K, all of which is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

See the information set forth under Item 1.01 of this Current Report on Form 8-K, all of which is incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Purchase Agreement, effective as of February 13, 2009.

10.2	Promissory Note issued to Fair Finance Company (Portfolio A).

10.3	Promissory Note issued to Timothy S. Durham (Portfolio A).

10.4	Promissory Note issued to James F. Cochran (Portfolio A).

10.5	Promissory Note issued to Fair Finance Company (Portfolio B).

10.6	Promissory Note issued to Timothy S. Durham (Portfolio B).

10.7	Promissory Note issued to James F. Cochran (Portfolio B).

10.8	Opinion of Business Valuation Advisors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLST HOLDINGS, INC.

Dated: February 20, 2009	By:	/s/ Robert A. Kaiser
Robert A. Kaiser
President, Chief Executive Officer,
Chief Financial Officer, Treasurer and Assistant Secretary